UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2007

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Gulfport Energy Corporation (“Gulfport”) has previously reported that on November 30, 2007 it entered into a definitive agreement (the “Option Agreement”) with Windsor Permian LLC, an affiliated company (“Windsor Permian”). Under the Option Agreement, Gulfport had the right to participate on a 50/50 basis with Windsor Permian in the acquisition of certain strategic assets in Upton County, Texas in the Permian Basin (the “Assets”). Under the Option Agreement, Gulfport had an irrevocable, unconditional option (the “Option”) to purchase a direct, undivided 50% interest in the Assets for 50% of the aggregate purchase price (subject to closing adjustments) and also receive a proportionate assignment of Windsor Permian’s rights under the related purchase agreement (the “Purchase Agreement”). In addition, in connection with such acquisition, Gulfport would assume 50% of certain obligations assumed by Windsor Permian under the Purchase Agreement. Gulfport paid Windsor Permian $8.5 million for the Option, which amount was applied to Gulfport’s portion of the purchase price for the acquisition. On December 12, 2007, Gulfport exercised the Option and on December 18, 2007, the Purchase Agreement was amended to, among other things, add Gulfport as a buyer under the Purchase Agreement. On December 20, 2007, the acquisition was closed. See the discussion in Item 2.01 below, which is incorporated herein by reference.

The foregoing description of the Purchase Agreement, as amended, is qualified in its entirety by the full text of the documents attached hereto as Exhibit 2.1 and 2.2 and incorporated by reference in this report.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 20, 2007, Gulfport and Windsor Permian completed the acquisition of the Assets from Ambrose Energy I, Ltd. and certain other parties listed in the Purchase Agreement as sellers for the aggregate purchase price of approximately $170.0 million, subject to certain post-closing adjustments. The effective date of the acquisition is November 1, 2007. Each of Gulfport and Windsor Permian acquired a direct, undivided 50% interest in the Assets for 50% of the aggregate purchase price. Gulfport’s portion of the purchase price was funded through the issuance of 4.5 million shares of Gulfport’s common stock in an underwritten public offering and borrowings under its revolving credit facility. The Purchase Agreement and the amendment adding Gulfport as a party to the Purchase Agreement are attached to this Current Report on Form 8-K as Exhibits 2.1 and 2.2., respectively, and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 20, 2007, Gulfport issued a press release announcing that it has successfully closed the acquisition of its interest in the Assets for approximately $85.0 million. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, which shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of November 28, 2007, by and among Ambrose Energy I, Ltd. and each of the other persons, which are listed as a party seller, and Windsor Permian.
2.2	Second Amendment to the Purchase and Sale Agreement, dated as of December 18, 2007, by and among Ambrose Energy I, Ltd., each of the other parties which are listed as a party seller, Windsor Permian and Gulfport.
99.1	Press release, dated December 20, 2007, entitled “Gulfport Energy Closes Permian Asset Acquisition.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: December 21, 2007	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated as of November 28, 2007, by and among Ambrose Energy I, Ltd. and each of the other persons, which are listed as a party seller, and Windsor Permian.
2.2	Second Amendment to the Purchase and Sale Agreement, dated as of December 18, 2007, by and among Ambrose Energy I, Ltd., each of the other parties which are listed as a party seller, Windsor Permian and Gulfport.
99.1	Press release, dated December 20, 2007, entitled “Gulfport Energy Closes Permian Asset Acquisition.”